                                   EXHIBIT 21
                                   ----------

Subsidiaries of the Registrant:

          Bell Industries, Inc. (Minnesota)
          J. W. Miller Company (California)       (1)
          Bell Tech.logix, Inc.                   (1)
          Milgray Ltd.                            (1)

All companies listed are wholly owned by the Registrant (Bell Industries, Inc. of California) and are included in the consolidated financial statements.

     (1)  Inactive.